Exhibit 21.2

LIST OF SUBSIDIARIES

The following is a list of each subsidiary of CKX, Inc., its jurisdiction of organization, and the percentage ownership held by CKX, Inc.

COMPANIES ORGANIZED IN THE UNITED STATES:

EPE Holding Corporation	Delaware	100%

Elvis Presley Enterprises, Inc.	Tennessee	85%

Elvis Presley Enterprises LLC	Delaware	85%

Elvis Presley’s Memphis LLC	Tennessee	85%

Elvis Anthology, LLC	Tennessee	85%

Meadow Oaks Apartments, Inc.	Tennessee	85%

Elvis Presley’s Heartbreak Hotel, LLC	Tennessee	99%

Elvis Music, Inc.	New York	63.75%

White Haven Music, Inc.	New York	63.75%

Velvet Elvis, Inc.	Tennessee	85%

19 Entertainment Inc.	New York	100%

On The Road Productions Inc.	California	100%

All Girl Productions Inc.	California	100%

19 Touring LLC	Delaware	100%

Dance Nation Productions Inc.	Delaware	100%

Southside Productions Inc.	Delaware	100%

19 Recording Services Inc.	Delaware	100%

19 Recordings Inc.	New York	100%

Morra, Brezner, Steinberg & Tennenbaum Entertainment, Inc.	California	100%

Focus Enterprises, Inc.	California	100%

COMPANIES REGISTERED IN ENGLAND AND WALES:

19 Entertainment Limited	100%

19 Merchandising Limited	100%

S Club Limited	100%

19 TV Limited	100%

19 Recordings Limited	100%

19 Management Limited	100%

19 Productions Limited	100%

Brilliant 19 Limited	75%

Native Management Limited	100%

19 Songs Limited	50%

19 Touring Limited	100%

TLS Management Limited	50%

Double Vision Film Limited	100%

19 Loves Music Limited	100%

19 Artist Tours Limited	100%

Beckham Brand Limited	33%

Shy Records Limited	75%

COMPANIES REGISTERED IN GERMANY:

19 Entertainment (Germany) GmbH	100%

19 Touring GmbH	100%